     Earnings Release

JETBLUE ANNOUNCES FIRST QUARTER 2022 RESULTS
NEW YORK (April 26, 2022) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter of 2022:
•Reported GAAP loss per share of ($0.79) in the first quarter of 2022 compared to diluted earnings per share of $0.14 in the first quarter of 2019. Adjusted loss per share was ($0.80)(1) in the first quarter of 2022 versus adjusted diluted earnings per share of $0.16(1) in the first quarter of 2019.

•GAAP pre-tax loss of ($398) million in the first quarter of 2022, compared to a pre-tax income of $58 million in the first quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($400) million(1) in the first quarter of 2022 versus adjusted pre-tax income of $70 million(1) in the first quarter of 2019.

Operational and Financial Highlights from the First Quarter
•Capacity declined by 0.3% year over three, compared to our guidance for capacity to decline 1% year over three.

•Revenue declined 7.2% year over three, compared to our guidance of a 6% to 9% decline year over three. This was approximately 6 percentage points ahead of the midpoint of our initial forecast of an 11% to 16% decline year over three, driven by pent-up demand that materialized beyond our expectations.

•Operating expenses per available seat mile increased 17.5% year over three. Operating expenses per available seat mile, excluding fuel and special items (CASM ex-fuel) (1) increased 13.9%(1) year over three, compared to our guidance of a 13% to 15% increase year over three.

Balance Sheet and Liquidity
•As of March 31, 2022, JetBlue’s adjusted debt to capital ratio was 54%(1).

•JetBlue ended the first quarter of 2022 with approximately $2.9 billion in unrestricted cash, cash equivalents, short-term investments, and long-term marketable securities, or 36% of 2019 revenue. This excludes our $550 million undrawn revolving credit facility.

•JetBlue paid down approximately $83 million in regularly scheduled debt and finance lease obligations during the first quarter of 2022.

Fuel Expense and Hedging
•The realized fuel price in the first quarter 2022 was $2.90 per gallon, a 41% increase versus first quarter 2019 realized fuel price of $2.05.
•As of April 26, 2022, JetBlue has not entered into forward fuel derivative contracts to hedge its fuel consumption for the second quarter of 2022. Based on the forward curve as of April 19, 2022, JetBlue expects an average all-in price per gallon of fuel of $3.79 in the second quarter of 2022.

Leveraging the Northeast Alliance to Deliver Value for All Stakeholders
•JetBlue announced new benefits for TrueBlue Mosaic and AAdvantage status members traveling on either airline. The expanded list of new benefits include complimentary extra legroom seating based on availability at check-in; two complimentary checked bags; and same-day confirmed changes.

•During the first quarter, JetBlue launched three new BlueCities: Puerto Vallarta, Kansas City, and Milwaukee. Later this quarter, we plan to launch service to Asheville as well as our inaugural Canadian BlueCity, Vancouver.

•JetBlue remains on track to operate almost 300 daily departures from New York City airports.

Ensuring Our Long-Term Sustainability
•JetBlue recently announced another deal for Sustainable Aviation Fuel (SAF) supply with Aemetis, committing to purchase 125 million blended gallons of the renewable fuel from their facility in California from 2025-2034.

•JetBlue Technology Ventures announced recent investments in Electric Power Systems, a leading provider of aerospace battery systems; Air Company, focused on carbon capture and conversion technologies; and the TPG Rise Climate fund as a Limited Partner.

•JetBlue Foundation – which supports aviation-related STEM programs – recently awarded grants to 10 charitable organizations to help increase advocacy for inclusion, gender and racial parity within STEM and aviation

Resetting Plan to Build Back Margins
“Our first quarter results were characterized by a very strong demand acceleration, with revenue coming in more than six points ahead of our initial view in January. We delivered positive year-over-three revenue growth in the month of March as we exited the quarter with tremendous revenue momentum driven by very strong underlying travel demand across all of our core segments,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“To help restore our operational reliability, we are reducing our capacity growth further as we plan more conservatively for the summer and make investments to de-risk the operation. These actions will create more resiliency in the operation, and set us up for a better May, and an even better June and strong summer peak. As we strive to provide the high quality of service that our Customers have come to expect from us, we’re taking proactive measures to invest in and improve our operational performance.

Despite the current operating and fuel environment, we are seeing underlying momentum on our path to transforming JetBlue’s structural profitability. We are making great progress on many of our long-term initiatives in 2022, and these will be meaningful drivers of our earnings growth in the coming years.”

Revenue and Capacity

“For the full-year 2022, we are now planning to grow capacity between 0% and 5% versus 2019. Severe weather compounded by air traffic control challenges particularly across Florida and New York have had an outsized impact on our operation where 95% of our daily flights operate. Despite being well on track with our summer operational preparations, we have re-evaluated our capacity planning assumptions for the summer in light of these challenges. We believe our operational investments and capacity reductions will improve our operational performance in the coming months while we continue to fly a record number of customers,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“For the second quarter, we expect capacity to increase in a range between 0% and 3% year over three. We also expect revenue to increase between 11% and 16% year over three. This includes up to a four point revenue impact from the operational disruption in April. And despite the meaningful impact to the quarter and the year, we expect to generate our best quarterly revenue result in the second quarter, and are positioned to accelerate this momentum through the summer.”

Financial Performance and Outlook

“We are extremely pleased with the demand and revenue momentum, which accelerated throughout the quarter and resulted in first quarter revenue that was roughly six points ahead of our original January forecast; we also executed within the range of our original cost guidance despite abnormally elevated winter weather events. Looking ahead, we are reducing our full-year capacity growth as we work to restore operational reliability and catch up on a backlog of training events, and also as we remain mindful of elevated fuel prices,” said Ursula Hurley, JetBlue’s Chief Financial Officer.

“For the second quarter, we are forecasting CASM ex-Fuel(2) to increase 15% to 17% year over three, reflecting some inefficient, close-in capacity reductions in Q2, frontline premium and incentive pay to support the operation, ramp-up costs to maintain our hiring pace for the summer, and our recently signed deal with Air Line Pilots Association.

Our revenue performance for the second quarter is expected to be a record result. However, significantly higher fuel prices and investments in the operation are delaying our return to sustained pre-tax profitability. That said, we believe we are on a path to building back our margins and creating value for our owners through strong revenue growth, disciplined cost control, and a methodical approach to capacity decisions.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, April 26, 2022 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.
For further details see the First Quarter 2022 Earnings Presentation available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America. For more information, visit jetblue.com.
Notes
(1)Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measure provides useful information to investors regarding the JetBlue's financial condition and results of operations.

(2)With respect to JetBlue’s CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.
Forward-Looking Statements

This Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the coronavirus (“COVID-19”) pandemic including existing and new variants, and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act, and the American Rescue Plan Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; the outcome of the lawsuit filed by the Department of Justice and certain state Attorneys General against us related to our Northeast Alliance entered into with American Airlines, our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines’ financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions; the outcome of any discussions between JetBlue and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein or previously announced; the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals, and, in particular, our expectation as to the likelihood of receipt of antitrust approvals; JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue; and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Any outlook or forecasts in this document have been prepared without taking into account or consideration a possible transaction with Spirit.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this Earnings Release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this Earnings Release.

Additional Information and Where to Find It

JetBlue has made a proposal for a business combination transaction with Spirit. In furtherance of this proposal and subject to future developments, JetBlue (and, if a negotiated transaction is agreed to, Spirit) may file one or more proxy statements or other documents with the Securities and Exchange Commission, or SEC. This communication is not a substitute for any proxy statement or other document JetBlue and/or Spirit may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF JETBLUE AND SPIRIT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE POSSIBLE TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Spirit. Investors and security holders of Spirit and JetBlue will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by JetBlue and Spirit through the web site maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation
This Earnings Release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, JetBlue and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Information regarding the interests of these participants in any such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents can be obtained free of charge as described in the preceding paragraph.

No Offer or Solicitation

This Earnings Release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Percent Change
	2022	2021
OPERATING REVENUES
Passenger	$1,603	$670	139.5
Other	133	63	111.0
Total operating revenues	1,736	733	137.0

OPERATING EXPENSES
Aircraft fuel and related taxes	571	193	195.0
Salaries, wages and benefits	688	521	32.0
Landing fees and other rents	132	115	14.8
Depreciation and amortization	143	125	15.1
Aircraft rent	26	25	4.2
Sales and marketing	57	23	152.9
Maintenance, materials and repairs	152	104	45.8
Other operating expenses	334	210	59.2
Special items	—	(289)	(100.0)
Total operating expenses	2,103	1,027	104.8

OPERATING LOSS	(367)	(294)	24.6

Operating margin	-21.1%	-40.2%	19.1 pts.

OTHER INCOME (EXPENSE)
Interest expense	(37)	(58)	(35.6)
Interest income	4	4	15.6
Gain on investments, net	2	4	(53.3)
Other	—	(3)	(99.6)
Total other income (expense)	(31)	(53)	41.1

LOSS BEFORE INCOME TAXES	(398)	(347)	14.7

Pre-tax margin	-22.9%	-47.3%	24.4 pts.

Income tax benefit	(143)	(100)	42.8

NET LOSS	$(255)	$(247)	3.3

LOSS PER COMMON SHARE:
Basic	$(0.79)	$(0.78)
Diluted	$(0.79)	$(0.78)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	320.5	316.3
Diluted	320.5	316.3

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended March 31,		Percent Change
	2022	2021
Revenue passengers (thousands)	8,177	4,463	83.2
Revenue passenger miles (RPMs) (millions)	10,927	5,808	88.1
Available seat miles (ASMs) (millions)	15,383	9,090	69.2
Load factor	71.0%	63.9%	7.1 pts.
Aircraft utilization (hours per day)	9.9	5.9	67.8

Average fare	$195.99	$149.97	30.7
Yield per passenger mile (cents)	14.67	11.52	27.3
Passenger revenue per ASM (cents)	10.42	7.36	41.5
Revenue per ASM (cents)	11.29	8.06	40.0
Operating expense per ASM (cents)	13.67	11.30	21.0
Operating expense per ASM, excluding fuel (cents)(1)	9.87	12.25	(19.4)

Departures	78,393	44,049	78.0
Average stage length (miles)	1,231	1,277	(3.6)
Average number of operating aircraft during period	282.0	266.0	6.0
Average fuel cost per gallon, including fuel taxes	$2.90	$1.72	68.4
Fuel gallons consumed (millions)	197	112	75.2
Average number of full-time equivalent crewmembers	19,304	14,493	33.2

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2022	2021
	(unaudited)
Cash and cash equivalents	$1,834	$2,018
Total investment securities	1,060	863
Total assets	13,803	13,642
Total debt	3,926	4,006
Stockholders' equity	3,598	3,849

Note A - Non-GAAP Financial Measures
JetBlue uses non-GAAP financial measures in this Earnings Release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry, and our prior year and year over two results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this Earnings Release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)
Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.
There were no special items in the first quarter of 2022.
Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition, as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.
With respect to JetBlue's CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended March 31,
	2022		2019		Percent Change
	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$2,103	$13.67	$1,795	$11.63	17.1	17.5
Less:
Aircraft fuel and related taxes	571	3.71	437	2.83	30.5	31.0
Other non-airline expenses	14	0.09	9	0.06	50.2	50.7
Special items	—	—	12	0.08	NM	NM
Operating expenses, excluding fuel	$1,518	$9.87	$1,337	$8.66	13.1	13.9

Operating expense, (loss) income before taxes, net (loss) income and (loss) earnings per share, excluding special items and net gain on investments
Our GAAP results in the applicable periods were impacted by charges that are deemed special items.
There were no special items in the first quarter of 2022.
Special items for the first quarter of 2019 include one-time costs related to the Embraer E190 fleet transition, as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
Market-to-market and certain gains and losses on our investments were also excluded from our first quarter 2022 GAAP results.
We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, (LOSS) INCOME BEFORE TAXES, NET (LOSS) INCOME AND (LOSS) EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2019
Total operating revenues	$1,736	$1,871

Total operating expenses	$2,103	$1,795
Less: Special items	—	12
Total operating expenses excluding special items	$2,013	$1,783

Operating (loss) income	$(367)	$76
Add back: Special items	—	12
Operating (loss) income excluding special items	$(367)	$88

Operating margin excluding special items	-21.1%	4.7%

(Loss) income before income taxes	$(398)	$58
Add back: Special items	—	12
Less: Net gain on investments	2	—
(Loss) income before income taxes excluding special items and net gain on investments	$(400)	$70

Pre-tax margin excluding special items and net gain on investments	-23.0%	3.7%

Net (loss) income	$(255)	$42
Add back: Special items	—	12
Less: Income tax benefit related to special items	—	3
Less: Net gain on investments	2	—
Less: Income tax (expense) related to net gain on investment	(1)	—
Net (loss) income excluding special items and net gain on investments	$(256)	$51

(Loss) earnings per common share:
Basic	$(0.79)	$0.14
Add back: Special items, net of tax	—	0.02
Less: Net gain on investments, net of tax	0.01	—
Basic excluding special items and net gain on investments	$(0.80)	$0.16

Diluted	$(0.79)	$0.14
Add back: Special items, net of tax	—	0.02
Less: Net gain on investments, net of tax	0.01	—
Diluted excluding special items and net gain on investments	$(0.80)	$0.16

Adjusted debt to capitalization ratio
Adjusted debt to capitalization ratio is a non-GAAP financial measure which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt.

NON-GAAP FINANCIAL MEASURE
ADJUSTED DEBT TO CAPITALIZATION RATIO
(in millions) (unaudited)

	March 31, 2022	December 31, 2021
Long term debt and finance leases	$3,545	$3,651
Current maturities of long-term debt and finance leases	381	355
Operating lease liabilities - aircraft	246	256
Adjusted debt	$4,172	$4,262

Long term debt and finance leases	3,545	3,651
Current maturities of long-term debt and finance leases	381	355
Operating lease liabilities - aircraft	246	256
Stockholders' equity	3,598	3,849
Adjusted capitalization	$7,770	$8,111

Adjusted debt to capitalization ratio	54%	53%

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com